For Immediate Release
Date:	April 26, 2007

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201 - 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Quarterly Earnings for the First Quarter, 2007

Midland Park,  NJ – April 26, 2007 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2007, of $1.09 million, or $0.22 basic net income per share, as compared to net income of $1.11 million, or $0.22 basic net income per share for the same three (3) month period in 2006.

Diluted net income per share was $0.21 for the quarter ended March 31, 2007 compared to diluted net income per share of $0.22 for the quarter ended March 31, 2006.  Per share data has been restated to include the effect of a 5% stock dividend paid in November 2006.

Stewardship Financial Corporation’s total assets reached $520.5 million at March 31, 2007, compared to $476.6 million at March 31, 2006, resulting in growth of 9.2%.  Total gross loans increased 7.2% to $370.6 million at March 31, 2007, compared to $345.8 million a year ago.  Total deposits were $439.7 million at March 31, 2007, compared to $400.6 million a year ago, resulting in growth of 9.8%.  Total stockholders’ equity increased 11.6% to $38.1 million at March 31, 2007, compared to $34.2 million a year ago.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We are grateful to our Bank associates who worked diligently to achieve our first quarter earnings while operating in a challenging interest rate environment.  The Corporation is pleased to report an increase in commercial and retail loan activity at quarter end.  The introduction of two new branches in 2007 should provide the foundation for future loan and core deposit growth.  We were pleased to open the Wyckoff branch in March and the deposits at this new location already exceed projections.  We are encouraged by this reception from the Wyckoff community and look forward to introducing our style of banking and unique mission to Westwood, a new banking market for us, in the fourth quarter of 2007.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, Wayne (3) and Wyckoff, New Jersey.  The Bank is working toward the opening of its twelfth branch in Westwood, New Jersey during the third quarter of 2007.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses.  Visit our website at www.asbnow.com for additional information regarding our products and services.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,

	2007	2006
Selected Operating Data:
Total interest income	$7,932	$6,984
Total interest expense	3,259	2,307
Net interest income before provision
for loan loss	4,673	4,677
Provision for loan loss	10	50
Net interest income after provision
for loan loss	4,663	4,627

Gains on sales of mortgage loans	89	50
Other noninterest income	907	820
Total other income	996	870

Noninterest expense	3,995	3,778
Income before income tax expense	1,664	1,719
Income tax expense	578	610
Net income	$1,086	$1,109

Basic earnings per share	$0.22	$0.22
Diluted earnings per share	$0.21	$0.22

	At March 31,
	2007	2006
Selected Financial Data:
Total assets	$520,489	$476,565
Total loans, net of deferred loan fees	370,554	345,761
Allowance for loan losses	4,093	3,920
Total deposits	439,682	400,557
Stockholders' equity	38,108	34,151

	At or for the
	three month period ended
	March 31,
	2007	2006
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.85%	0.93%
Annualized return on average equity (ROE)	11.62%	13.23%
Tier 1 equity to total assets	8.67%	8.64%
Book value per share	$7.59	$6.84

All share data has been restated to include the effects of a 5% stock dividend paid in November 2006.